UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       March 31, 2009 (March 31, 2009)
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Arbor Realty Trust, Inc.
____________________________________________________

(Exact name of registrant as specified in its charter)

Maryland	001-32136	20-0057959
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

333 Earle Ovington Boulevard, Suite 900 Uniondale, New York 1155
____________________________________________________
(Address of principal executive offices) (Zip Code)

(516) 832-8002
____________________________________________________
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Arbor Realty Trust, Inc.
Current Report on Form 8-K

Item 8.01  Other Events.

On March 31, 2009, Arbor Realty Trust, Inc. (the “Company”) issued a press release announcing the closing of a transaction with AR Prime Holdings LLC (“AR Prime”), an entity in which the Company owns two thirds of the membership interests, pursuant to which the Company agreed to transfer 16.67% of its 24.17% interest in Prime Outlets Acquisition Company LLC (“Prime Outlets”), at a value of approximately $37 million, in exchange for preferred and common operating partnership units of Lightstone Value Plus REIT L.P. (“Lightstone LP”), the operating partnership of Lightstone Value Plus Real Estate Investment Trust, Inc. (“Lightstone”).  The Company retained a 7.5% ownership interest in Prime Outlets.

As previously disclosed, in June 2008, the Company borrowed from Lightstone approximately $33 million, which was initially secured by the Company’s 16.67% interest in Prime Outlets and has a remaining term of approximately seven years.  On March 30, 2009, the Company exchanged its 16.67% interest in Prime Outlets for approximately $37 million of preferred and common operating partnership units in Lightstone LP, and the $33 million loan is now secured by the Company’s preferred and common operating partnership units in Lightstone LP.  In June 2013, the preferred units may be redeemed by Lightstone LP for cash and the loan would become due upon such redemption.  The preferred operating partnership units yield 4.63% and the loan bears interest at a rate of 4%.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release, dated March 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBOR REALTY TRUST, INC.

Dated: March 31, 2009	By:	/s/ Paul Elenio
Name: Paul Elenio
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number
99.1	Press Release, dated March 31, 2009.